Exhibit 5.1

OPINION OF BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC

August 19, 2013

Saks Incorporated

12 East 49th Street

New York, New York 10017

Ladies and Gentlemen:

This opinion is rendered for use in connection with the Registration Statement on Form S-8 (the “Registration Statement”), relating to the Saks Incorporated Amended and Restated 2009 Long-Term Incentive Plan (the “Plan”), to be filed by Saks Incorporated (the “Company”) with the Securities and Exchange Commission on or about August 19, 2013, under which 9,500,000 shares, $0.10 par value per share, of the Company’s Common Stock are to be registered.

We hereby consent to the filing of this opinion as Exhibits 5.1 and 23.1 to the Registration Statement and to the reference to our name in the Registration Statement.

As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company’s Charter and Bylaws and the record of proceedings of the shareholders and directors of the Company.

Based upon the foregoing, we are of the opinion that the 9,500,000 shares of the Company’s Common Stock that may be issued and sold from time to time in accordance with the Plan have been duly authorized for issuance and will, when issued, sold and paid for in accordance with the Plan, be validly issued, fully paid and non-assessable.

Very Truly Yours,

/s/ Baker, Donelson, Bearman
Caldwell & Berkowitz, PC
BAKER, DONELSON, BEARMAN
CALDWELL & BERKOWITZ, PC